Exhibit 5.1

[Wilson Sonsini Goodrich & Rosati Letterhead]

December 7, 2012

Audeo Oncology, Inc.

100 Pine Street, Suite 2040

San Francisco, CA 94111

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-1 (Registration No. 333-182568), as amended (the “Registration Statement”), filed by Audeo Oncology, Inc. (the “Company”) with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 3,737,500 shares of the Company’s common stock, $0.001 par value per share (the “Shares”), to be issued and sold by the Company, which includes up to an additional 487,500 shares that may be sold pursuant to the exercise of an over-allotment option granted to the underwriters by the Company. We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Registration Statement, to be entered into by and among the Company, Alchemia Oncology Pty Limited and the underwriters (the “Underwriting Agreement”).

We are acting as counsel for the Company in connection with the sale of the Shares by the Company. In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

On the basis of the foregoing, we are of the opinion, that the Shares to be issued and sold by the Company have been duly authorized and, when such Shares are issued and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

Audeo Oncology, Inc.

December 7, 2012

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.